                                                                     EXHIBIT (1)
                                Pricing Agreement


                                                                   July 14, 1999



Merrill Lynch, Pierce, Fenner & Smith
            Incorporated, and
Morgan Stanley & Co. Incorporated,
As Representatives of the
several Underwriters,
c/o Merrill Lynch, Pierce, Fenner & Smith
                Incorporated,
Merrill Lynch World Headquarters,
   World Financial Center,
      North Tower, 10th Floor,
         New York, New York 10281.

Dear Sirs:

         Delta Air Lines, Inc., a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated July 14, 1999 (the "Underwriting Agreement"), between the Company on one hand and Merrill Lynch, Pierce, Fenner & Smith Incorporated on the other hand, to issue and sell to the Underwriters named in
Schedule I hereto (the "Underwriters") the securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement and the address of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.

         An amendment to the Registration Statement, or an amendment or supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto under the caption "Firm Designated Securities", and (b) in the event and to the extent that you on behalf of the Underwriters shall exercise the election to purchase Optional Designated Securities as provided below, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the purchase price to Underwriters set forth in Schedule II hereto, that portion of the aggregate principal amount of the Optional Designated Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate denominations of less than U.S.$25.00), determined by multiplying such aggregate principal amount of Optional Designated Securities by a fraction, the numerator of which is the maximum aggregate principal amount of Optional Designated Securities which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the maximum aggregate principal amount of Optional Designated Securities which all of the Underwriters are entitled to purchase hereunder.

         The Company hereby grants to the Underwriters the right to purchase at their election up to U.S.$75,000,000 aggregate principal amount of Designated Securities (the "Optional Designated Securities"), at the purchase price to the Underwriters set forth in Schedule II hereto, for the sole purpose of covering overallotments in the sale of the Firm Designated Securities. Any such election to purchase Optional Designated Securities may be exercised by written notice from you to the Company, given within a period of 15 calendar days after the date of this Agreement, setting forth the aggregate principal amount of Optional Designated Securities to be purchased and the date on which such Optional Designated Securities are to be delivered, as determined by you but in no event earlier than the Time of Delivery specified in Schedule II or, unless you and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.



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



         If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement Among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                                   Very truly yours,

                                                   DELTA AIR LINES, INC.



                                                   By:
                                                      -------------------------
                                                      Name:
                                                      Title:

Accepted as of the date hereof:

MERRILL LYNCH, PIERCE, FENNER & SMITH
            INCORPORATED
MORGAN STANLEY & CO. INCORPORATED,
On behalf of each of the Underwriters

By:  MERRILL LYNCH, PIERCE, FENNER & SMITH
                 INCORPORATED


         By:
            ------------------------------
            Name:
            Title:

Accepted as of the date hereof
with respect to Paragraph 3 of
the "Other Terms" of Schedule II:

DISCOVER BROKERAGE DIRECT


By:
   ------------------------------
   Name:


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



   Title:

                                   SCHEDULE I


                                                                                 Principal         Principal
                                                                                 Amount of         Amount of
                                                                                      Firm          Optional
                                                                                Designated        Designated
                                                                                Securities        Securities
                                                                                     to be             to be
                                  Underwriter                                    Purchased         Purchased
                                  -----------                                    ---------         ---------



Merrill Lynch, Pierce, Fenner & Smith
            Incorporated....................................................    $48,750,000        $7,312 500
Morgan Stanley & Co. Incorporated............................................    48,750,000         7,312,500
A.G. Edwards & Sons, Inc.....................................................    47,500,000         7,125,000
Goldman, Sachs & Co..........................................................    47,500,000         7,125,000
PaineWebber Incorporated.....................................................    47,500,000         7,125,000
Prudential Securities Incorporated...........................................    47,500,000         7,125,000
Salomon Smith Barney Inc.....................................................    47,500,000         7,125,000
ABN AMRO Incorporated........................................................     5,000,000           750,000
BT Alex.Brown Incorporated...................................................     5,000,000           750,000
Banc of America Securities LLC...............................................     5,000,000           750,000
Robert W. Baird & Co. Incorporated...........................................     5,000,000           750,000
Bear, Stearns & Co. Inc......................................................     5,000,000           750,000
CIBC World Markets Corp......................................................     5,000,000           750,000
Dain Rauscher Incorporated...................................................     5,000,000           750,000
Donaldson, Lufkin & Jenrette Securities Corporation..........................     5,000,000           750,000
EVEREN Securities, Inc.......................................................     5,000,000           750,000
Fahnestock & Co. Inc.........................................................     5,000,000           750,000
First Union Capital Markets Corp.............................................     5,000,000           750,000
Legg Mason Wood Walker, Incorporated.........................................     5,000,000           750,000
Olde & Co., Incorporated.....................................................     5,000,000           750,000
Raymond James & Associates, Inc..............................................     5,000,000           750,000
SG Cowen Securities Corporation..............................................     5,000,000           750,000
The Robinson-Humphrey Company, LLC...........................................     5,000,000           750,000
Tucker Anthony Incorporated..................................................     5,000,000           750,000
U.S. Bancorp Piper Jaffray Inc...............................................     5,000,000           750,000
Wachovia Securities, Inc.....................................................     5,000,000           750,000
Warburg Dillon Read LLC......................................................     5,000,000           750,000
Advest, Inc..................................................................     2,500,000           375,000
BB&T Capital Markets, a division of Scott & Stringfellow.....................     2,500,000           375,000
J.C. Bradford & Co...........................................................     2,500,000           375,000
Crowell, Weedon & Co.........................................................     2,500,000           375,000
D. A. Davidson & Co..........................................................     2,500,000           375,000
Fidelity Capital Markets, A Division of National Financial Services Corp.....     2,500,000           375,000
Fifth Third Securities, Inc..................................................     2,500,000           375,000
First Albany Corporation.....................................................     2,500,000           375,000
Gibraltar Securities Co......................................................     2,500,000           375,000
Gruntal & Co., L.L.C.........................................................     2,500,000           375,000
J.J.B. Hilliard, W.L. Lyons, Inc.............................................     2,500,000           375,000

Howe Barnes Investments, Inc.................................................       2,500,000          375,000
Wayne Hummer Investments LLC.................................................       2,500,000          375,000
Janney Montgomery Scott Inc..................................................       2,500,000          375,000
Kirkpatrick, Pettis, Smith, Polian Inc.......................................       2,500,000          375,000
McDonald Investments Inc.....................................................       2,500,000          375,000
Mesirow Financial, Inc.......................................................       2,500,000          375,000
Morgan Keegan & Company, Inc.................................................       2,500,000          375,000
Parker/Hunter Incorporated...................................................       2,500,000          375,000
Stephens Inc.................................................................       2,500,000          375,000
Stifel, Nicolaus & Company, Incorporated.....................................       2,500,000          375,000
Stone & Youngberg............................................................       2,500,000          375,000
SunTrust Equitable Securities Corporation....................................       2,500,000          375,000
TD Securities (USA) Inc......................................................       2,500,000          375,000
Trilon International Inc.....................................................       2,500,000          375,000
Utendahl Capital Partners, L.P...............................................       2,500,000          375,000

                  Total......................................................    $500,000,000      $75,000,000
                                                                                 ============      ===========

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



                                   SCHEDULE II


Title of Designated Securities:

         81/8% Notes due July 1, 2039.

Aggregate principal amount:

         $500,000,000 (subject to increase of up to $575,000,000).

Price to Public:

         100% of the principal amount.

Purchase Price to the Underwriters:

         96.85% of the principal amount plus accrued interest, if any, from July 16, 1999.

Indenture:

         Indenture, dated as of May 1, 1991, between the Company and The Bank of New York.

Maturity:

         July 1, 2039.

Interest Rate:

         81/8% per annum. Interest accrues from July 16, 1999.

Interest Payment Dates:

         January 1, April 1, July 1 and October 1, in each year, commencing October 1, 1999.


Regular Record Dates:

         Fifteen days prior to the relevant Interest Payment Date.

Redemption Provisions:

         Redeemable, at the option of the Company, in whole or in part, on or after July 1, 2004, upon not less than 30 or more than 60 days' notice, at a redemption price equal to 100% of the principal amount of the Designated Securities to be redeemed plus accrued and unpaid interest.

Sinking Fund Provisions:

         None.

Defeasance Provisions:

         Defeasance and covenant defeasance apply.

Denominations:

         $25.00 and integral multiples thereof.

Time of Delivery:

         July 16, 1999. The Company and the Underwriters expressly agree that settlement of the purchase and sale of the Firm Designated Securities shall occur on July 16, 1999, the second business day after the date hereof.

Closing Location:

         New York, New York.

Names and addresses of Representatives:

         Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated
         Morgan Stanley & Co. Incorporated.

         Address for Notices, etc.:

         c/o Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated,
         Merrill Lynch World Headquarters,
            World Financial Center,
               North Tower, 10th Floor,
                  New York, New York 10281.

Other Terms:

         1. The Company covenants and agrees to list the Designated Securities on the equity-side of the New York Stock Exchange, Inc. by July 19, 1999.

         2. If the Underwriters exercise their option to purchase the Optional Designated Securities, the obligations of the Underwriters to purchase the Optional Designated Securities shall be subject to all of the conditions in Section 7 of the Under writing Agreement; the date and time of delivery of the Optional Designated Securities shall be deemed the "Time of Delivery" as used in the Underwriting Agreement; and all references to the "Designated Securities" in the Underwriting Agreement shall be deemed to refer to the Optional Designated Securities.

         3. It is understood that the Company has requested Discover Brokerage Direct to participate in the offering of the Designated Securities. In consid eration of the agreement of Discover Brokerage Direct to participate in the offering of the Designated Securities, the Company agrees that for purposes of Section 8 of the Underwriting Agree ment only, Discover Brokerage Direct shall be treated as an "Underwriter."

                                                                        ANNEX II

         Pursuant to Section 7(d) of the Underwriting Agreement, the accountants shall furnish letters to the Underwriters to the effect that:

                  (i) They are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of the Act and the applicable published rules and regulations thereunder;

                  (ii) In their opinion, the consolidated financial statements and any supplementary financial information and schedules audited (and, if applicable, financial forecasts and/or pro forma financial information) audited by them and included or incorporated by reference in the Registration Statement or the Prospectus comply as to form in all material respects with the applicable accounting requirements of the Act or the Exchange Act and the related published rules and regulations, as applicable, they have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the consolidated interim financial statements, selected financial data, pro forma financial information, financial forecasts and/or condensed financial statements derived from audited financial statements of the Company for the periods specified in such letter, as indicated in their reports thereon, copies of which have been furnished to the representative or representatives of the Underwriters (the "Representatives") such term to include an Underwriter or Underwriters who act without any firm being designated as its or their representatives and are attached hereto;

                 (iii) They have performed the procedures specified by the American Institute of Certified Public Accountants for a review of any interim financial information included or incorporated by reference in the Prospectus as described in Statement on Auditing Standard No. 71, "Interim Financial Information," as indicated in their reports thereon; and on the basis of specified procedures including inquiries of officials of the Company who have responsibility for financial and accounting matters regarding whether the unaudited condensed consolidated financial statements referred to in paragraph (vi)(A)(i) below comply as to form in all material respects with the applicable accounting requirements of the Exchange Act as it applies to Form 10-Q and the related published rules and regulations, nothing came to their attention that caused them to believe that the unaudited condensed consolidated financial statement do not comply as to form in all material respects with the applicable accounting requirements of the Act and the Exchange Act and the related published rules and regulations;

                  (iv) They have compared the information in the Prospectus under selected captions with the disclosure requirements of Regulation S-K and on the basis of limited procedures specified in such letter nothing came to their attention as a result of the foregoing procedures that caused them to believe that this information does not conform in all material respects with the disclosure requirements of Items 301, 302, [402] and 503(d), respectively, of Regulation S-K;

                  (v) On the basis of limited procedures, not constituting an audit in accordance with generally accepted auditing standards, consisting of a reading of the unaudited financial statements and other information referred to below, a reading of the latest available interim financial statements of the Company and its subsidiaries, inspection of the minute books of the Company and its subsidiaries since the date of the latest audited financial statements included or incorporated by reference in the Prospectus, inquiries of officials of the Company and its subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

                           (A) the latest available unaudited condensed
                  consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flows included in the Prospectus and/or included or incorporated by reference in the Company's Quarterly Reports on Form 10-Q incorporated by reference in the Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the related published rules and regulations, or (ii) any material modifications should be made to the unaudited condensed consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flows included in the Prospectus or included in the Company's Quarterly Reports on Form 10-Q incorporated by reference in the Prospectus for them to be in conformity with generally accepted accounting principles;

                           (B) any other unaudited income statement data and
                  balance sheet items included in the Prospectus do not agree with the corresponding items in the unaudited financial statements from which such data and items were derived, and any such unaudited data and items were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited consolidated financial statements included or incorporated by reference in the Company's Annual Report on Form 10-K for the most recent fiscal year;

                           (C) the unaudited financial statements which were not
                  included in the Prospectus but from which were derived the unaudited condensed financial statements referred to in clause
                  (A) and any unaudited income statement data and balance sheet items included in the Prospectus and referred to in Clause (B) were not determined on a basis substantially consistent with the basis for the audited financial statements included or incorporated by reference in the Company's Annual Report on Form 10-K for the most recent fiscal year;

                           (D) any unaudited pro forma consolidated condensed
                  financial statements included or incorporated by reference in the Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Act and the published rules and regulations thereunder or the pro forma adjustments have not been properly applied to the historical amounts in the compilation of those statements;

                           (E) as of a specified date not more than five days
                  prior to the date of such letter, there have been any changes in the consolidated capital stock (other than issuances of capital stock upon exercise of options and stock appreciation rights and upon conversions of convertible securities, in each case which were outstanding on the date of the latest balance sheet included or incorporated by reference in the Prospectus) or any increase in the consolidated long-term debt of the Company and its subsidiaries, or any decreases in consolidated net current assets or stockholders' equity or other items specified by the Representatives, in each case as compared with amounts shown in the latest balance sheet included or incorporated by reference in the Prospectus except in each case for changes, increases or decreases which the Prospectus discloses have occurred or may occur or which are described in such letter; and

                           (F) for the period from the date of the latest
                  financial statements included or incorporated by reference in the Prospectus to the specified date referred to in Clause (E) there were any decreases in consolidated operating revenues or operating income or the total or per share amounts of consolidated net income available to common shareholders or other items specified by the Representatives, or any increases in any items specified by the Representatives, except in each case for increases or decreases which the Prospectus discloses have occurred or may occur or which are described in such letter; and

            (vii) In addition to the audit referred to in their report(s) included or incorporated by reference in the Prospectus and the limited procedures, inspection of minute books, inquiries and other procedures referred to in paragraphs (iii) and (vi) above, they have carried out certain specified procedures, not constituting an audit in accordance with generally accepted auditing standards, with respect to certain amounts, percentages and financial information specified by the Representatives which are derived from the general accounting records of the Company and its subsidiaries, which appear in the Prospectus (excluding documents incorporated by reference), or in Part II of, or in exhibits and schedules to, the Registration Statement specified by the Representatives, and have compared certain of such amounts, percentages and financial information with the accounting records of the Company and its subsidiaries and have found them to be in agreement.

         All references in this Annex II to the Prospectus shall be deemed to refer to the Prospectus (including the documents incorporated by reference therein) as defined in the Underwriting Agreement as of the date of the letter delivered on the date of the Pricing Agreement for purposes of such letter and to the Prospectus as amended or supplemented (including the documents incorporated by reference therein) in relation to the applicable Designated Securities for purposes of the letter delivered at the Time of Delivery for such Designated Securities.




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